EXHIBIT 99.1

Home Federal Bancorp, Inc. of Louisiana

624 Market Street
Shreveport, Louisiana  71101

August 26, 2008

FOR IMMEDIATE RELEASE:

Home Federal Bancorp, Inc. of Louisiana Reports Results of Operations For the Year and
Quarter Ended June 30, 2008 and Approval of Stock Repurchase Program

Shreveport, Louisiana – Home Federal Bancorp, Inc. of Louisiana (the “Company”) (OTC BB: HFBL), the “mid-tier” holding company of Home Federal Savings and Loan Association, reported net loss for the year ended June 30, 2008 of $82,000, or diluted loss per share of $0.03, a decrease of $719,000, or 112.9%, as compared to the $637,000 in net income reported for the year ended June 30, 2007.  Net loss for the three months ended June 30, 2008 amounted to $457,000, or diluted loss per share of $0.15, a decrease of $578,000, or 477.7%, from the $121,000 in net income reported for the three months ended June 30, 2007.  The net loss for the year and three months ended June 30, 2008 was primarily due to the termination of the proposed conversion and merger, which resulted in a charge off of conversion and merger related expenses of $883,000.  On August 14, 2008, the Company announced that the proposed conversion of Home Federal Mutual Holding Company and the proposed acquisition of First Louisiana Bancshares, Inc. were cancelled due to the ongoing problems in the residential mortgage lending market that continue to depress the securities market for most financial institutions and which adversely affected the Company's ability to complete the stock offering.

The decrease in net income for fiscal 2008 resulted primarily from a $940,000, or 38.9%, increase in non-interest expense, a $106,000, or 3.4%, decrease in net interest income, and a $42,000, or 17.5%, decrease in non-interest income.  This was partially offset by a decrease of $369,000, or 112.8%, in income taxes for the year ended June 30, 2008.  The increase in non-interest expense was attributable to conversion and merger expenses of $883,000 that were incurred during fiscal 2008 as compared to $0 during fiscal 2007.  The decrease in net interest income was primarily attributable to an increase in the Company’s overall cost of funds.  The decrease in non-interest income reflected primarily the decline in gains on the sales of investment securities during fiscal 2008 to $149,000 as compared to gains on the sales of investment securities during fiscal 2007 of $168,000.

The decrease in net income for the three months ended June 30, 2008 compared to the same period in 2007 was primarily due to a $891,000, or 147.8%, increase in non-interest expense, attributable to conversion and merger expenses of $883,000 that were incurred during the quarter ended June 30, 2008 as compared to $0 during the same period in 2007.  This increase in non-interest expense was partially offset by a $296,000, or 477.4%, decrease in income taxes, a $9,000, or 1.2%, increase in net interest income, which was primarily attributable to a decrease in the Company’s cost of funds for the quarter, and an $8,000, or 114.3%, increase in non-interest income for the three months ended June 30, 2008, as compared to the three months ended June 30, 2007.

At June 30, 2008, the Company reported total assets of $137.7 million, an increase of $18.9 million, or 15.9%, compared to total assets of $118.8 million at June 30, 2007.  The increase in assets was comprised primarily of an increase in investment securities of $12.8 million, or 15.1%, to $98.0 million at June 30, 2008, compared to $85.2 million at June 30, 2007.  Also contributing to the increase in assets were increases of $3.4 million, or 85.4%, in cash and cash equivalents, and $2.3 million, or 8.7%, in loans receivable.  Advances from the Federal Home Loan Bank of Dallas increased $14.5 million, or 117.3%, to $26.9 million at June 30, 2008, from $12.4 million at June 30, 2007, primarily due to the leveraging of mortgage-backed securities purchases.

Shareholders' equity increased $62,000, or 0.2%, to $27.9 million at June 30, 2008, from $27.8 million at June 30, 2007.  The primary reasons for the increase in shareholders’ equity from June 30, 2007, were a decrease in the Company’s accumulated other comprehensive loss of $207,000, and the vesting of restricted stock awards totaling $156,000 for the year ended June 30, 2008.  These increases were partially offset by dividends of $296,000 paid during the year ended June 30, 2008, and net loss of $82,000.

The Company also announced today that its Board of Directors at their meeting on August 13, 2008, approved the commencement of a third stock repurchase program.  The new repurchase plan provides for the repurchase of up to 125,000 shares, or approximately 10.0% of the Company’s outstanding common stock held by shareholders other than Home Federal Mutual Holding Company, from time to time, in open market or privately negotiated transactions.  The repurchases will be made over the next one year period, or such longer amount of time as may be necessary to complete the repurchase plan.

Home Federal Bancorp, Inc. of Louisiana is the mid-tier thrift holding company for Home Federal Savings and Loan Association which conducts business from its main office and two branch offices in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  We undertake no obligation to update any forward-looking statements.

CONTACT:
Daniel R. Herndon, Chief Executive Officer
Clyde D. Patterson, Executive Vice President
Home Federal Bancorp, Inc. of Louisiana
(318) 222-1145

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)
ASSETS	June 30, 2008	June 30, 2007
	(Unaudited)

Cash and cash equivalents	$7,363	$3,972
Investment securities	98,012	85,161
Loans receivable, net	29,115	26,783
Other assets	3,225	2,869
Total assets	$137,715	$118,785

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$78,360	$77,710
Advances from the Federal Home Loan Bank of Dallas	26,876	12,368
Other liabilities	4,605	895

Total liabilities	109,841	90,973

Shareholders’ equity	27,874	27,812

Total liabilities and shareholders’ equity	$137,715	$118,785

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(In thousands, except per share data)
	Year ended June 30,		Three months ended June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)

Total interest income	$7,004	$6,590	$1,782	$1,696
Total interest expense	3,968	3,448	994	917
Net interest income	3,036	3,142	788	779
Provision for loan losses	-	-	-	-
Net interest income after provision for loan losses	3,036	3,142	788	779
Non-interest income	198	240	15	7
Non-interest expense	3,358	2,418	1,494	603
(Loss) income before income taxes	(124)	964	(691)	183
Income taxes (benefit)	(42)	327	(234)	62

NET (LOSS) INCOME	$(82)	$637	$(457)	$121

(LOSS) EARNINGS PER SHARE
Basic	$(.03)	$.19	$(.15)	$.04
Diluted	$(.03)	$.19	$(.15)	$.04

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